TRUEBLUE, INC.
PERFORMANCE SHARE UNIT GRANT NOTICE & ACKNOWLEDGEMENT
("Grant Notice")
(TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated)

TrueBlue, Inc. (the "Company"), pursuant to its TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated (the "Plan"), grants to Participant named below, as of the Date of Grant, the number of performance share units ("Performance Share Units" or "Units") set forth below. Each Performance Share Unit granted represents the contingent right to receive one share of the Company's common stock. The Performance Share Units granted hereunder are subject to certain vesting and transfer restrictions as set forth below. The Performance Share Units are subject to all of the Performance Share Unit Grant Terms and Conditions, attached hereto, and the terms of the Plan, both of which are incorporated by reference herein in their entirety. Copies of the Plan are available upon request.

Participant:	**«Full_Name»**
Number of Performance Share Units Granted:	**«Units»**
Date of Grant:	**February 7, 2020**
Grant Notice Confirmation Date:	**March 7, 2020**

Vesting Terms: Performance Vesting. Your Performance Share Units are not immediately vested. Performance Share Units are awarded based upon the Company's performance on key financial metrics over a three-year period ("Performance Period"). The Performance Share Units will vest and be converted into Company common stock based upon the Company meeting certain performance metrics calculated at the completion of the Performance Period, as set forth below. Performance metrics are established by the Compensation Committee and the Board of Directors at the beginning of the Performance Period. Performance Share Units will vest and be converted into shares of TrueBlue, Inc. common stock two days after the disclosure of earnings for the final fiscal year of the Performance Period and review by the Compensation Committee.

The performance metric during the Performance Period for the February 7, 2020 grant of Performance Share Units is the 3-year average Return on Equity ("ROE")*.

Performance Period Fiscal Years 2020 through 2022		**% of Shares Awarded****
Maximum	18% Average ROE	150%
Target	14% Average ROE	100%
Threshold	10% Average ROE	50%

*As determined by the Company and adjusted according to the terms of the Plan.

**Award levels will be extrapolated between levels beginning at the threshold level.

Additional Terms/Acknowledgements: Unless Participant contacts the Company's Chief Legal Officer's office in writing within 30 days of the date of this Grant Notice, Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and the attached Performance Share Unit Grant Terms and Conditions, and understands that a copy of the Plan is available upon request. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Performance Share Unit Grant Terms and Conditions, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Performance Share Units granted hereunder and supersede all prior oral and written agreements on that subject. Establishing a brokerage account as set forth below and/or accepting the Performance Stock Unit granted hereunder shall constitute agreement to the terms above and any other referenced terms.

TRUEBLUE, INC.

By: ______________________
Title: EVP, Chief Legal Officer
Date: February 7, 2020

PERFORMANCE SHARE UNIT GRANT TERMS AND CONDITIONS Pursuant to your Performance Share Unit Grant Notice & Acknowledgment (“Grant Notice”) and these Performance Share Unit Grant Terms and Conditions, TrueBlue Inc. (the “Company”) has granted to you under its TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated (the “Plan”) the number of Performance Share Units (“Performance Share Units” or “Units”) indicated in your Grant Notice. The Units are subject to certain vesting restrictions. Defined terms not explicitly defined in these Performance Share Unit Grant Terms and Conditions, but defined in the Plan, shall have the same definitions as in the Plan. The definitions of “Cause,” “Good Reason,” and “Change of Control” shall be the same as set forth in the Participant’s Employment Agreements (defined below). Subject to the limitations contained herein, the provisions of your employment agreement, and, if applicable, any change in control agreement between you and the Company, (the “Employment Agreements”) shall supersede and control any conflict between the (a) Employment Agreements and (b) the Grant Notice or these Restricted Stock Grant Terms and Conditions, except with regard to Section 1(a)(ii) below. The details of your award are as follows: 1. VESTING AND FORFEITURE OF PERFORMANCE SHARE UNITS. (a) Termination of Employment. (i) If you are terminated with Cause by the Company, or its subsidiaries or affiliates, or you terminate your employment with the Company, or its subsidiaries or affiliates, without Good Reason all vesting in Units will cease and any Units which are not vested shall be forfeited and ownership of such Units shall return to the Company on your employment termination date. (ii) For the purposes of determining the vesting of Units only, if you are terminated by the Company, or its subsidiaries or affiliates, without Cause, or you terminate your employment with the Company, or its subsidiaries or affiliates, for Good Reason, or if your employment with the Company, or its subsidiaries or affiliates, terminates by reason of death, disability, or retirement, you will receive vested Units at the completion of the applicable performance period if the performance vesting provisions set forth in your Grant Notice are met. However, the actual number of shares of common stock you may receive upon conversion of a vested Unit will be pro‐rated based on the portion of the performance period you were employed as increased by any period of accelerated vesting to which you are entitled in your Employment Agreements, if any. (b) Change in Control. If there is a Change of Control while you are employed by the Company or its subsidiary or affiliate, your Units shall become immediately 100% vested at the target levels upon such Change of Control, provided that the Compensation Committee of the Board of Directors (the “Committee”) shall have the discretion to determine that the performance goals shall be deemed to have been performed at the maximum level. In determining the extent to which the performance targets have been satisfied, the Committee shall make reasonable adjustment for the unbudgeted impact of: (i) asset write‐downs or impairment charges; (ii) litigation or claim costs, judgments, or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) restatements occurring as a result of errors that arise from events other than fraud or failures in performance; (v) accruals for reorganization and restructuring programs; (vi) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses. (c) Retirement. If you retire (voluntarily terminate your employment) from the Company and are (i) at least 55 years of age, and (ii) have completed 10 years of service to the Company, then the Performance Share Unit awards that are payable after the last day of employment will be prorated based on the number of days worked during the Performance Period. Performance Share Unit awards will be paid at the regularly scheduled payout date, post‐employment, at this prorated amount. 2. NUMBER OF SHARES OF PERFORMANCE SHARE UNITS. The number of Units referenced in your Grant Notice may be adjusted from time to time for changes in the Company’s capital structure at the Board’s sole discretion, as provided in the Plan. 3. OWNERSHIP AND TAXATION UPON VESTING IN PERFORMANCE SHARE UNITS. (a) Until you vest in your Units, the Units shall be held by the Company on your behalf. Your ownership of the Units shall be evidenced by an appropriate entry on the books of the Company or of a duly authorized agent of the Company, or other appropriate means as determined by the Company. In the event ownership of Company common stock is prohibited due to foreign exchange, securities regulations, or other provisions of applicable law, you, or in the event of your death, your legal representative, shall receive cash proceeds in an amount equal to the value of the shares of common stock otherwise distributable to you upon vesting of the Units, net of the satisfaction of the requirements of Section 3(b) below. (b) Upon vesting in your Units, each Unit will be converted to one share of Company common stock and distributed to you. At that time, you shall pay, or make adequate arrangements satisfactory to the Company to pay, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations of the Company or its subsidiaries or affiliates, if any, which arise in connection with your vesting in the Units. You hereby authorize the Company (or a subsidiary or affiliate of the Company that employs you), at the time your Units become vested or at any time thereafter, to withhold from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, sums to satisfy the required tax withholdings. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of a portion of the earned shares to satisfy the withholding obligation and/or (ii) reclaim ownership of a portion of the Units, provided that the Company shall retake ownership in only the amount of shares necessary to satisfy the minimum withholding amount. You shall pay to the Company (or the subsidiary or affiliate of the Company that employs you) any amount needed to pay the tax withholding obligations that cannot be satisfied by the means previously described. (c) Until your Units are converted to shares of common stock and are evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, you shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date you are recorded as the owner of the shares or common stock, unless the Compensation Committee provides you with a dividend equivalent right pursuant to the Plan. (d) By accepting the Grant Notice through accepting the Performance Share Unit grant at the Merrill Lynch website, you agree not to sell any of the shares of common stock in which you become vested at a time when applicable laws or Company policies prohibit a sale. (e) All Units are only convertible into shares of common stock of the Company. At the time of vesting and converting of Units into shares of common stock, you have no right to convert any Unit directly into cash. After Units have been converted into common stock, you may sell, trade, or otherwise dispose of such shares as you wish, subject to applicable laws, rules, and agreements regarding such shares. 4. TRANSFERABILITY. Your right in the Units awarded under this Performance Share Unit grant and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the vesting in respect of such Units. 5. PERFORMANCE SHARE UNIT AWARD IS NOT A SERVICE CONTRACT. Your award of Units is not an employment or service contract, and nothing in your award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or a subsidiary or affiliate of the Company, or any obligation on the part of the Company or a subsidiary or affiliate of the Company to continue your employment. In addition, nothing in your award shall obligate the Company or a subsidiary or affiliate of the Company, their respective shareholders, boards of directors, officers, or employees to continue any relationship that you might have as a Director or Consultant for the Company or a subsidiary or affiliate of the Company. 6. GOVERNING PLAN DOCUMENT. Your Units award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your award and is further subject to all interpretations, amendments, rules, and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your award or your Employment Agreements and those of the Plan, the provisions of the Plan shall control. 7. STOCKHOLDER RIGHTS. You will not be deemed to be the holder of, and will not have any of the rights of a holder or owner of any Company common stock represented by your Units until your Units have been earned and converted into Company shares and ownership of such Shares is evidenced as set forth in Section 3 above. Units do not make you eligible to receive any dividends, voting powers, or any other shareholder rights associated with Company common stock. 8. GOLDEN PARACHUTE TAXES. In the event that any amounts paid or deemed paid to you in connection with the Units are deemed to constitute “excess parachute payments” as defined in Section 280G of the Code (taking into account any other payments made to you under the Plan and any other compensation paid or deemed paid to you), or if you are deemed to receive an “excess parachute payment” by reason of the acceleration of vesting of your Units granted under the Plan due to a Change of Control, the amount of such payments or deemed payments shall be reduced (or, alternatively, the number of Performance Share Units that become 100% earned shall be reduced), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Company’s Board.